Exhibit 10.36

ANTI MONEY LAUNDERING (AML) PROCESSING SERVICE AGREEMENT

DATED 13 October, 2006

BETWEEN

CITIGROUP FUND SERVICES CANADA, INC.

( the “Service Provider”)

AND

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(“PLICC”)

WHEREAS PLICC, AGF FUNDS INC. and UNISEN INC. are signatories to a tripartite Common Sense Funds Investment Advisory and Administrative Services Agreement dated 1 June, 2005 with regards to the investment management and administration of the Primerica Common Sense Funds (the “Services Agreement”),

WHEREAS UNISEN INC. was acquired by Citigroup Inc. on or about 3 October, 2005, and thereafter carrying on business under the name of Citigroup Fund Services Canada, Inc. and by operation of law and full intention of the parties assumed the rights, duties and obligations of the Services Agreement of UNISEN INC.,

WHEREAS PLICC requires that certain of its anti-money laundering processing requirements and functions be performed by the Service Provider;

AND WHEREAS the Service Provider has the capacity, expertise and desires to perform the services set out herein,

NOW THEREFORE, for good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “Definitions” in this Agreement, all Schedules and all instruments hereto, and any amendment or confirmation hereof:

“Agreement” means this agreement and all Schedules and all instruments supplemental hereto and any amendment or confirmation hereof; “hereof”. “hereunder” and similar expressions mean and refer to this Agreement and not to any particular article, section, subsection or other subdivision;

“Audit” means the audits and reviews contemplated by Article 6.1 hereof;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the province of Ontario;

“Disaster Recovery Plan” means the plan established by the Service Provider to be implemented in the event of an occurrence of a Disaster;

“Disaster” means the occurrence of an event that results in the inability of PLICC to access the Services provided by the Service Provider for a period greater than twenty-four (24) hours;

“Event of Default” has the meaning ascribed thereto in Article 8 hereof;

“PLICC files” means files or other information provided by PLICC to the Service Provider, including, without limitation, books, records, audit working papers, reports, recommendations and other documentation;

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada);

“Service and Performance Levels” mean the criteria more particularly described in Schedule 1 hereof;

“Service Level Deficiency” means delivery by the Service Provider of the Services in such a way that the Service and Performance Levels are not achieved;

“Services” means the service to be provided by the Service Provider to PLICC more particularly described in Schedule 1 hereto; and

“Statement of Work” means the Citigroup Corporate and Investment Banking Global Transaction Services Statement of Work for Primerica Life Insurance Company of Canada dated on or about 12 October, 2005 and is attached hereto as Schedule 1 to this Agreement, as amended from time to time by mutual consent of the parties of this Agreement.

ARTICLE 2 - SCOPE OF AGREEMENT

2.1 In accordance with the terms of this Agreement, the Service Provider agrees to provide PLICC with the services more particularly described in Article 4 and Schedule 1 hereof. The Services will be rendered by the Service Provider in a manner consistent with good commercial practice and in accordance with the terms of this Agreement.

ARTICLE 3 - TERM

3.1 The Initial Term of this Agreement shall be from the date hereof and shall continue in full force and effect until May 31, 2012 (the “Term”). Any fixed commitment beyond May 31, 2012 (the “Renewal Term”) will be negotiated commencing no later than November 30, 2011, together with all other matters including the ongoing support costs. Upon termination of the Agreement, PLICC shall, forthwith upon receipt or giving of notice of termination, so notify OSFI in writing. If, in accordance with applicable legislation, a regulator or other similar entity assumes management of PLICC, the Service Provider may continue to provide services in accordance with this Agreement for an additional 6 month period if required to do so in law (as may be independently determined by the Service Provider) and if all fees are paid in full and remain in good standing.

3.2 Should the Parties be unable to reach an agreement by the end of the Term, then this Agreement shall continue on a monthly basis, subject to termination by any Party on 120 days written notice to the other Parties. During any period of extended renewal discussions, the existing pricing will continue to govern the Agreement until such time as a new pricing schedule is agreed upon by the Parties.

3.3 This Agreement may be terminated immediately by a Party by giving the other Parties written notice of termination if another Party has materially breached any representation, warranty, covenant, term condition or provision of this Agreement, including the failure to pay any monies due when payable, and fails to cure any such breach within thirty (30) days of receipt of a written notice of such breach or default, such termination to be effective seven (7) business days after the expiry of such thirty (30) day period.

3.4 Subject to Article 3.1, this Agreement may be terminated immediately by a Party giving written notice of termination to the other Parties if:

a)	any order shall be made or a resolution passed for the winding-up of another Party;

b)	a petition shall be filed under the Bankruptcy and Insolvency Act against another Party;

c)	another Party shall become insolvent or admit in writing its inability to pay its debts as they come due;

d)	another Party shall commit or threaten to commit an act of bankruptcy, or shall make an assignment in bankruptcy, or a receiver and manager or agent or other official having similar functions shall be appointed whether privately or by a court by or on behalf of such party over all or any part of the assets of such party;

e)	any proceedings are commenced under the Companies’ Creditors Arrangement Act for the benefit of another Party;

f)	a proposal shall be made by another Party to its creditors under the Bankruptcy and Insolvency Act; or

g)	another Party makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due.

ARTICLE 4 - SERVICES

4.1 The Service Provider shall provide PLICC with the Services listed in Schedule 1 to this Agreement with, as Schedule 1 may be amended from time to time by mutual agreement of the parties, and any optional services offered by the Service Provider which PLICC may, from time to time during the term of this Agreement, request of the Service Provider to provide.

4.2 The criteria listed in Schedule 1 to this Agreement shall serve as the Service and Performance Levels required by PLICC and shall describe the initial measurement of the frequency, content and format of the Services to be provided hereunder.

4.3 The Service and Performance Levels shall be jointly reviewed by the parties within six (6) months of the date of this Agreement and shall thereafter be reviewed by the parties at least once annually. The Service and Performance Levels shall be adjusted as appropriate to reflect improved performance capabilities associated with advances in technology and methods used to perform the Services.

4.4 A Service Level Deficiency shall result in the event that a Service Provider fails to provide the Services in accordance with the required Service and Performance Levels. In the event of a Service Level Deficiency, such Service Provider shall:

(i) within five (5) business days of notice by PLICC, deliver to PLICC a written report specifying the nature of the Service Level Deficiency and an explanation as to the same; and

(ii) use all commercially reasonable efforts to rectify the Service Level Deficiency and continue to provide the Service in accordance with the requisite Service and Performance Level as soon as practicable.

4.5 If the Service Provider fails to provide any Service in accordance with the Service and Performance Levels for a period of thirty (30) consecutive days, such failure by the Service Provider shall constitute an event of default hereunder.

ARTICLE 5 - PRICING

5.1 PLICC will pay the Service Provider for the Services rendered hereunder in accordance with the schedule of fees listed in Schedule 1 to this Agreement within thirty (30) days of receipt of invoice from the Service Provider or such other period as the parties shall agree.

5.2 The Service Provider shall provide one invoice to PLICC for the Services provided hereunder on a monthly basis.

5.3 The fees payable by PLICC hereunder shall be at least as favourable to PLICC as prevailing market terms and conditions and may be amended by the parties from time to time in accordance with market terms and conditions.

ARTICLE 6 - AUDIT RIGHTS

AND MONITORING PROCEDURES

6.1 The Service Provider shall provide to PLICC and its appointed regulators, auditors (whether internal to PLICC or external independent auditors), inspectors and other appointed designates, reasonable access to the offices of the Service Provider, its computer operating environment and other areas of support services for the purpose of confirming that adequate controls and security measures are being maintained, applicable laws and regulations are being complied with, invoicing of PLICC is accurate and the Services are being delivered in accordance with the Service and Performance Levels.

6.2 The Service Provider shall co-operate with PLICC and its appointed designates in carrying out any Audit, including semi-annual assessments by PLICC’s Anti-Money Laundering Compliance Officer (AMLCO), and the Service Provider shall provide PLICC and/or its appointed designates with such information as may be requested of the Service Provider with regard to the delivery of the Services to PLICC.

6.3 If any Audit shall reveal that a Service Provider is not in compliance with any applicable law or regulation, PLICC shall immediately notify the Service Provider of the non-compliance and the Service Provider shall, at its expense, take such action as is necessary to comply with any applicable law or regulation.

6.4 For greater certainty, PLICC shall be entitled to carry out one (1) Audit per calendar year at its expense and two (2) assessments by the AMLCO.

6.5 In the event that PLICC desires to carry out more than one (1) Audit in any calendar year, all costs associated with the additional Audit(s) shall be paid by PLICC provided however that if any such additional Audit shall reveal non-compliance by the Service Providers of its obligations pursuant to this Agreement, the Service Providers shall be responsible for the costs of the additional Audit(s).

6.6 PLICC shall have the right at a mutually agreeable time upon reasonable written notice to the Service Provider to perform an audit of the provision of the Services hereunder and the calculation of the fees payable; to monitor the provision of the Services; or to inspect the manner in which the Services are provided. Any such audit shall be conducted at the cost of PLICC. The Service Provider acknowledges that PLICC may delegate to a third party the said rights to audit and to monitor and to inspect.

6.6 With respect to any PLICC files maintained or preserved on behalf of PLICC by the Service Provider, the Service Provider hereby undertakes to permit examination of PLICC files at any time or from time to time during business hours by representatives or designees of OSFI and to promptly furnish to OSFI or its designate true, correct, complete and current hard copies of any or all of any part of such PLICC files.

6.7 The Service Provider acknowledges that

a)	the Office of the Superintendent of Financial Institutions (“OSFI”) may exercise any of the rights of PLICC pursuant to this section 11; and

b)	OSFI shall be entitled to review and copy summaries of any internal audit reports, including recommendations, prepared by or for the Service Provider respecting the services provided hereunder in respect of the Services upon OSFI acknowledging that those reports (and associated working papers and recommendations) are subject to the confidentiality provisions of Section 22 of the Office of the Superintendent of Financial institutions Act (the “OSFI Act”) or successor provisions.

6.9 The Service Provider shall use commercially reasonable best efforts to obtain the consent of its external auditors to the release to OSFI of any reports (and associated working papers and recommendations) arising from or during the external audit of the Service Provider that relate to the services provided hereunder relating to the Services upon OSFI acknowledging that those reports (and associated working papers and recommendations) are subject to the confidentiality provisions of Section 22 of the OSFI Act or successor provisions.

ARTICLE 7 - DISASTER RECOVERY PLAN

7.1 The Service Provider represents and warrants that it has a disaster recovery and business resumption plans and procedures relating to the provisions of the Services hereunder and agrees to maintain such plans and procedures in place during the currency of this Agreement.

7.2 In the event of a Disaster, the Service Provider shall supply such related recovery services as are customarily associated with the internal operation of the Service Provider.

7.3 The Service Provider shall perform Disaster recovery tests one (1) time per calendar year. PLICC shall be advised of the dates of such tests and shall be permitted to participate in the testing at no cost to PLICC.

ARTICLE 8 - DEFAULT AND TERMINATION

8.1 At the option of PLICC, this Agreement may be terminated by PLICC without penalty upon the occurrence of an Event of Default which, for the purposes of this Agreement, means:

(i) the failure of the Service Provider to establish or to carry out the Disaster Recovery Plan;

(ii) the failure by a Service Provider to deliver the Services required to be performed by the Service Provider under this Agreement which default has continued for a period of three (3) consecutive business days after receipt of a written notice of default from PLICC;

(iii) the failure by a Service Provider to deliver the Services agreed to be provided by such Service Provider at the appropriate Service and Performance Levels in accordance with Article 4.5;

(iv) failure by a Service Provider to observe or perform the confidentiality obligations set forth in Article 10 of this Agreement;

8.3 This Agreement may be terminated by the Service Provider or the Service Provider may suspend the services to PLICC in the event that PLICC fails to make the payments provided for in Article 4 hereof which default is not cured within thirty (30) days of receipt of a written notice by PLICC of the default.

8.4 The parties agree to use their best efforts to ensure that any default by either party which may be remedied hereunder is cured forthwith in order to ensure that the disruption of Service is limited.

ARTICLE 9 - DISPUTE RESOLUTION

9.1 In the event that any dispute shall arise as to the interpretation or application of this Agreement or otherwise requiring adjudication, then such matter may be submitted to and settled by arbitration. The arbitration shall be conducted by a single arbitrator agreed upon by the Parties (the “Arbitrator”). If, within ten days after notice requiring arbitration and giving details of the matter to be arbitrated has been given by any of the Parties to the others, the Parties cannot agree upon a single arbitrator, then the arbitration shall be conducted by a single arbitrator appointed by a Judge of the Supreme Court of Ontario on the application of any of the Parties, with notice to the others.

The arbitration shall take place in the City of Toronto at such place therein and time as the Arbitrator may fix. The arbitration shall be conducted in English. Within 20 days of the appointment of an Arbitrator, the Parties shall either agree on the procedure to be followed for the arbitration or the Arbitrator shall determine the appropriate

The arbitration shall take place in the City of Toronto at such place therein and time as the Arbitrator may fix. The arbitration shall be conducted in English. Within 20 days of the appointment of an Arbitrator, the Parties shall either agree on the procedure to be followed for the arbitration or the Arbitrator shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed. No later than 20 Business Days after hearing the representations and evidence of the Parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties. The decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the Parties during the proceedings, and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the Arbitrator to any court. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in his or her determination

ARTICLE 10 - CONFIDENTIALITY AND PRIVACY

10.1 PLICC files provided by PLICC to the Service Provider for use with the Services shall remain the exclusive and confidential property of PLICC.

10.2 The Service Providers shall treat as confidential and shall not disclose or otherwise make available such PLICC files to any person other than authorized employees, agents and consultants of the Service Providers and their affiliated Citigroup companies and business entities.

10.3 The Service Provider will instruct its employees, agents and consultants who have access to PLICC files to keep the same confidential by using the same care and discretion that the Service Providers use with respect to its own confidential property and trade secrets.

10.4 The Service Provider confirms that it has in place extensive procedures within Citigroup to ensure the confidentiality and privacy of PLICC files and that it has in place confidentiality agreements with all third parties, including, without limitation, software houses, microfilm and microfiche companies and trading companies, who have access to the Service Provider’s data, which confidentiality agreements will extend to the confidentiality and privacy of PLICC files.

10.5 The Service Provider agrees that upon termination of this Agreement, for any reason, the Service Provider, at PLICC’s request, will return to PLICC all of PLICC’s records then retained by the Service Providers, and the confidential treatment of PLICC files will survive the termination of this Agreement.

10.6 PLICC shall provide the Service Provider with a copy of its policy regarding the Personal Information Protection and Electronic Documents Act or other applicable privacy legislation. In addition, PLICC may provide specific instructions to the Service Provider as to how the Service Provider should use, share, collect and disclose any personal information relating to the Services and entrusted to the Service Provider.

10.7 The Service Provider warrants compliance with applicable federal and/or provincial privacy legislation. The Service Provider will use reasonable commercial efforts to accommodate PLICC’s needs with respect to any safeguards beyond those the Service Provider believes are required to comply with its covenant in the first sentence of this Article 10.7, provided that where those changes are not part of a regularly scheduled release of software upgrading the Service Provider’s computerized record keeping system or a regularly scheduled change of procedures, the Parties will negotiate an appropriate rate for the additional services required based on the Service Provider’s rates then in effect and the Service Provider shall have a reasonable period of time to upgrade its software and procedures to the safeguards requested by PLICC.

10.8 The Service Provider will review, in connection with changes in such privacy legislation, its data management processes from time to time in order to assess the consistency of its processes with the then prevailing privacy legislation.

ARTICLE 11 - ACCESS TO RECORDS

11.1 Subject to Article 6, PLICC shall have the right to make and take away copies of any appropriate documentation in respect of the Services and shall be permitted to conduct an annual audit using independent outside auditors in respect of those Services on reasonable notice.

11.2 Subject to Article 6, the Service Provider shall make available to PLICC’s auditor all such information and documents as the auditor may require for the purposes of its audit of PLICC and to properly fulfill its responsibilities under the Insurance Companies Act (Canada).

11.3 Subject to Article 6, with respect to any PLICC files maintained or preserved on behalf of PLICC by the Service Provider, the Service Provider hereby undertakes to permit examination of PLICC files at any time or from time to time during business hours by representatives or designees of OSFI and to promptly furnish to OSFI or its designate true, correct, complete and current hard copies of any or all of any part of such PLICC files.

ARTICLE 12 - INDEMNIFICATION

12.1 PLICC shall indemnify the Service Provider, its directors, officers, employees and agents and the successors and permitted assigns (the “Indemnified Parties”) against all claims whatsoever, including costs, charges and expenses and all amounts paid to settle an action or satisfy a judgment, reasonably incurred by the Service Provider in respect of any civil, criminal or administrative action or proceeding to which the Service Provider is a party by reason of being or having been engaged by PLICC under this Agreement, other than an action relating to the gross negligence, dishonesty and willful default of Service Provider in relation to performing the Services.

ARTICLE 13 - MISCELLANEOUS

13.1 The Schedule attached to or referred in this Agreement is an integral part of this Agreement. For greater certainty, but without limiting the generality of the foregoing, the Schedule attached to this Agreement is as follows:

Schedule “l” Citigroup Corporate and Investment Banking Global Transaction Services Statement of Work for Primerica Life Insurance Company of Canada

and the Schedule is appended hereto.

13.2 No Party may assign this Agreement or any rights and obligations hereunder to any person without the express prior written consent of the other Parties, such consent not to be unreasonably withheld. For greater certainty, this provision applies to any intended assignment to an Affiliate. Any assignment shall relieve those assigning parties of liability with respect to the performance of future obligations and the manner in which those obligations are performed.

13.3 The Parties acknowledge and agree as follows:

a)	the relationship of the both the Service Provider to PLICC is that of independent contractor;

b)	the Service Provider is not an employee or agent of PLICC;

c)	PLICC and the Service Provider are not partners or joint ventures with each other;

d)	nothing herein shall be construed so as

(i)	to make PLICC and/or the Service Provider partners or joint venturers,

(ii)	to make the Service Provider an employee or agent of PLICC, or

(iii)	to impose any liability as partner, joint venturer, employer or employee or principal or agent on PLICC and/or the Service Provider.

13.4 The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

13.5 Words importing the singular number include the plural and vice-versa; words importing the masculine gender include the feminine and neuter genders.

13.7 Each of the parties hereto from time to time at the request and expense of any other party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other party may require to more effectively complete any matter provided for herein.

13.8 This Agreement constitutes the entire agreement among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto. There are no oral representations or warranties among the parties hereto of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all the parties hereto.

13.9 Each party hereby agrees that all provisions of this Agreement, forever survive the execution and delivery of this Agreement, the completion of all transactions contemplated hereby and delivery of all documents in connection herewith.

13.10 This Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

13.11 Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

13.12 Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, or (ii) sent by prepaid courier service, addressed, in the case of notice to the Service Provider as follows:

Citigroup Fund Services Canada, Inc.

2920 Matheson Boulevard East

Mississauga, Ontario L5W 5J4

Attention: Joe Yassi, SVP, General Counsel & Corporate

Secretary CFSC Inc.

and in the case of notice to PLICC as follows:

Primerica Life Insurance Company of Canada

2000 Argentia Road, Plaza V, Suite 300

Mississauga, Ontario

L5N 2R7

Attention: John A. Adams, Chief Executive Officer

and in the case of notice to OSFI as follows:

Office of the Superintendent of Financial Institutions (Canada)

Kent Square

255 Albert Street

Office of the Superintendent of Financial Institutions (Canada)

Kent Square

255 Albert Street

14th Floor

Ottawa, Ontario, K1A 0H2

Attention: Director, Rulings and Compliance Division

Telephone:(613) 990-7788

Facsimile:(613) 991-0325

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or on the day of delivery, if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a business day and the communication is so delivered, faxed or sent before 4:30 p.m. (local time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following business day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth business day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

12.11 A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

12.12 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto without the express written consent of the other party.

12.13 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date above written.

CITIGROUP FUND SERVICES CANADA, INC.

Per:
Name:	Edwin C. Wong
Title:	Director & Chief Financial Officer

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

Per:	/s/ John A. Adams
Name:	John A. Adams
Title:	Chief Executive Officer

13

CITIGROUP FUND SERVICES CANADA, INC.

Per:	/s/ Joe Yassi
Name:	Joe Yassi
Title:	SVP General Counsel & Secretary

Per:	/s/ Don MacDonald
Name:	Don MacDonald
Title:	SVP

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

Per:
Name:	John A. Adams
Title:	Chief Executive Officer

SCHEDULE 1

Citigroup Corporate and Investment Banking Global Transaction Services

Statement of Work

For

Primerica Life Insurance Company of Canada

(and attached hereto)

Citigroup Corporate and Investment Banking

Global Transaction Services

Statement of Work

For

Primerica Life Insurance Company of Canada

Common Sense Funds

PROJECT NAME: AML Processing Requirements

PROJECT NUMBER: 37139

REQUEST DATE: 2006/09/17

DUE DATE: 2006/10/02

RE-ISSUE DATE: 2006/10/11

VERSION: 1.1

STATEMENT OF WORK

TABLE OF CONTENTS

1.	PROJECT DESCRIPTION	3

2.	SCOPE	3

3.	STAKEHOLDERS	3

4.	REQUIREMENTS	4

5.	SCHEDULE	5

6.	ASSUMPTIONS / DEPENDENCIES / CONSTRAINTS	5

7.	RISK ASSESSMENT	6

8.	SUCCESS CRITERIA	6

9.	ESTIMATE – TIME AND MATERIALS	6

10.	APPROVALS	8

STATEMENT OF WORK

1.	PROJECT DESCRIPTION

Primerica Common Sense has advised us of their Anti-Money Laundering processing requirements. CFSC has been asked to support this by screening and monitoring processes and by producing certain control reports.

2.	SCOPE

BACKGROUND

Primerica requires the confirmation of the identity portion of their applications to be completed properly. They also would like prevention of purchases for non-resident investors.

IN SCOPE

1)	Confirmation of Identity screening for new Investors

2)	Screening and Prevention of Non Resident Purchases

NOT IN SCOPE

1)	Monitoring the Maturity Guarantee at the account, investor and fund level

2)	Screening Non-individual / Non-corporate Account set ups

3.	STAKEHOLDERS

Stakeholder Name	Company	Title	Project Role
John Laughton	Citigroup	Vice President, Client Management	RM Sponsor
Constantine Swinden	Citigroup	Senior Vice President Transfer Agency Operations	Business Sponsor
Mark Hartley	Citigroup	Assistant Vice President Transfer Agency Operations	CA Contact
Sheila Golding	Citigroup	Assistant Vice President Client Services	CS Contact
Kris Szkodzinski	Citigroup	Assistant Vice President-Client Delivery	System Analyst
George Cruz	Citigroup	Application Support Analyst-Client Delivery	Business Analyst
David Howarth	Primerica	Senior Vice President Common Sense Funds Operations	Client Sponsor

STATEMENT OF WORK

4.	REQUIREMENTS

CLIENT REQUIREMENTS:

“Confirmation of ID” section on PRI applications

1)	The requirement applies to all new Investors, (not all new accounts). Any new accounts for existing investors or subsequent purchases into existing accounts will not require confirmation of identity.

2)	FYI rejects are required if investor information is missing or invalid, which means the trade will be processed but a follow up for the missing information is required. Any of the following would constitute a “confirmation of identity” reject:

a.	Not all fields in the “Identity” section of the application are completed.

b.	The type of identity provided does not match the types allowed.

c.	An older application is received which lacks “issue and expiry date” fields.

3)	If the reject cannot be resolved because the client cannot produce an acceptable ID or because the representative could not be reached, the issue should be escalated to Primerica Head Office (Michelle Hardy). The approved types of identification are listed on the Primerica application: passport, drivers license, landed immigrant document, Canadian citizenship card, permanent resident card, and armed forces identification. In cases where the client does not have an acceptable ID, escalation to Primerica Head Office (Michelle Hardy) may occur prior to three contacts being completed by CFSC.

4)	There is no requirement to input the confirmation of identity information into the system, or to establish if confirmation of identity was confirmed in the past. The audit trail will be the images of the applications.

5)	Initially, billing will be based on the volume of Confirmation of identity rejects. Primerica and CFSC may discuss the implementation of a fixed billing rate at a later date.

Screening for Non Canadian Address on individual accounts

1)	The new policy is that new accounts cannot be set up for non-residents and/or purchases processed for non-residents.

2)	PACs and Group Purchases will be monitored by a scheduled monthly control report.

CITIGROUP REQUIREMENTS:

“Confirmation of ID” section on PRI applications:

1)	A confirmation of identity reject type will be created on Unitrax and Workdesk for billing purposes.

STATEMENT OF WORK

Screening for Non Canadian Addresses on individual accounts

1)	CFSC is meeting the requirement by using current transfer agency system functionality on the transaction level, to prevent non-resident purchases from going through. This functionality does not apply to new account set ups and systematic plans or Rollovers.

2)	CFSC will create monthly control reports for systematic plans. Given the frequency of the reports it is reasonable to expect that some non-resident systematic plans will process.

3)	Daily reports will be scheduled in order to cancel outstanding and processed rollover transactions in which the investor has a foreign address. A fax will be sent to the representative for cancelled outstanding rollovers. A LOI is required to reverse any processed rollovers.

4)	Amendment to the Services Agreement is required. Fee schedule and service contract to reflect new service. Primerica to be directly charged for new services.

5.	SCHEDULE

Decision to ..proceed must be received prior to 2006/10/27 to ensure current estimate, schedule and resource availability.

6.	ASSUMPTIONS / DEPENDENCIES / CONSTRAINTS

Assumptions

1)	Any system enhancements will be billable including the creation of reports.

2)	Non-resident screening will be based on Canadian addresses and not on tax address.

3)	Primerica must acknowledge that it is solely responsible for all compliance functions relating to Commons Sense Funds and must agree to fully indemnify and hold Citigroup harmless against all losses, claims, complaints, legal and regulatory proceedings.

Dependencies

Client sign-offs of Statement of Work, Service Schedule and Service Level Agreement amendment are required before processes are put in place.

Constraints

If approval is not received by Oct 27, 2006, this will impact our ability to deliver to the current schedule and we will need to defer service delivery until after the RRSP season

STATEMENT OF WORK

7.	RISK ASSESSMENT

RISK ASSESSMENT:	(High, Medium, Low)		PLAN TO
Risks:	Probability	Impact	MITIGATE RISK*
Budget:	Low	Low	Effort will be tracked using the Request for Service (RFS) system

Resource:	Low	Low	Dedicated resources have been assigned to complete project tasks

Schedule:	Low	High	The approved project date must be confirmed by 2006/10/27 in order to finalize the costing, schedule, and to allow for sufficient planning and assignment of resources.

8.	SUCCESS CRITERIA

SUCCESS CRITERIA	RANK	EXPECTATIONS/MEASUREMENT
Schedule	High	Schedule outlined in this SOW must be agreed to prior to 2006/10/27.

Quality	Low	No system development is required.

Features / Functionality	Med	New reports will be created and existing Unitrax screens and functionality are to be used.

Cost	Med	Client will be notified if changes to a forecasted estimate are required due to changes in scope, requirements, forecasted labour and expenses or schedule A change request will be required and issued for further approval prior to proceeding with the subject change.

9.	ESTIMATE

a)	One-time Project Costs - Time and Materials:

Project Tasks Summary	Effort Hours	Cost
Analysis, Documentation, and Reviews	32	$5280.00
Report Development	10	$1650.00
Training and Support	30	$4350.00
Production and Business Implementation	4	$680.00
Project Management	13	$2145.00

Total Project Tasks	99	$14,105

STATEMENT OF WORK

b)	Ongoing support costs – Incremental:

•	$0.35 per new investor will be charged for Confirmation of Identity screening. This will cover the following:

1)	Validating each application to determine if investor is new or existing.

2)	If existing investor, then no validation of confirmation of identity will occur.

3)	Verify if ID documentation is acceptable and confirm that the ID section of the application is completed fully and correctly.

•	$23.05 per confirmation of ID reject. This will cover the following:

1)	Up to three contacts to the representative to receive the missing confirmation

2)	Receive information back from the representative (either hardcopy or over the phone) - Batch, scan and store document

3)	Process the information

4)	QC the information

5)	Escalation to Primerica head office, if required

6)	Reversal of trades, calculation of gains/losses and/or invoicing if required

The above estimate expires on 2006/10/27. If sign-off is not received by this date the indicated schedule and time and material estimates will require re-validation by Citigroup. Please note-the cost estimates represented in this statement of work are high level and are for budget planning purposes only. Actual project costs may exceed the cost estimates provided. Client will be notified in advance of anticipated overages. Cost overages will be reflected in the form of a project change request to be further approved by client.

WOR4533AD9C7559

STATEMENT OF WORK

10.	APPROVALS

I/we have reviewed and agreed that this document clearly defines the project deliverables and identifies the scope of this project. The cost estimates represented in this statement of work are high level to be used for budget planning purposes only. Actual project costs may exceed the indicated cost estimates provided.

Client will be notified in advance if changes to a forecasted estimate are required due to changes in scope, requirements, forecasted labor and expenses or schedule. A project change request or new Statement of Work will be required depending on the magnitude of change(s) required to complete project work and issued for further approval by client prior to proceeding with the subject change.

I/we also acknowledge that the signatories are authorized by client to approve this statement of work including all associated indicated costs. I/we further acknowledge that an amendment to the Primerica Service Agreement will be required to reflect the new Anti-Money Laundering Services and associated fees.

I/we agree to pay the above stated Statement of Work estimate in full to Citigroup Fund Services Canada Inc. for their work on this project and acknowledge that monthly invoicing will be provided to client for remittance with respect to the Anti-Money Laundering services.

I/we acknowledge that Citigroup requires my/our approval prior to work commencing for this project, and by signing below I/we grant this approval.

David Howarth/Primerica/SVP	/s/ David Howarth Signature	Oct 11/06 Date

John Adams/Primerica/CEO	/s/ John Adams Signature	10/12/06 Date

Constantine Swinden/Citigroup/SVP	/s/ Constantine Swinden Signature	Oct 23/06 Date

John Laughton/Citigroup/VP	/s/ John Laughton Signature	Oct 18,2006 Date

Robert Smuk/Citigroup/CEO	/s/ Robert Smuk Signature	2006/10/24 Date